EXHIBIT 6.1(a)


                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT ("Agreement") is made and entered into January 14, 1999, by and between SONUS COMMUNICATIONS, INC., a Virginia corporation (the "Company"), and L. FLOMENHAFT & CO., INCORPORATED ("Consultant").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to engage Consultant, for the time period herein set forth, to perform services relating to strategic financial and business planning and business development; and

         WHEREAS, the parties desire to set forth the terms of the engagement of Consultant by the Company.

         NOW, THEREFORE, for and in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

         1. ENGAGEMENT OF CONSULTANT. Upon the terms and subject to the conditions herein contained, the Company engages Consultant as an independent contractor to provide strategic financial, business planning and business development services (the "Consulting Services"). This Consulting Agreement will become effective immediately on the date ("Effective Date") of the successful completion of the closing of the minimum equity financing described in that certain Private Placement Memorandum of the Company dated January 13, 1999 (the "Memorandum"). If the closing of the minimum equity financing described in the Memorandum has not occurred by March 1, 1999, then this Consulting Agreement shall be void and of no force or effect.

         2.       CONSULTANT'S AGREEMENTS.

                  (a) TASKS DEFINED. Consultant shall determine the best and most efficient methods and techniques of accomplishing the Consulting Services. All Consulting Services shall be provided in accordance with good and reputable business practices.

                  (b) CONSULTANT'S COVENANTS. When performing work for the Company, Consultant shall not (i) use any trade secret or other proprietary information belonging to any third party without the express consent of such party, (ii) infringe or violate the rights of any third party with respect to any patent, copyright, trademark, or other proprietary rights, (iii) violate the terms of any non-disclosure, confidentiality, or non-compete agreement with any third party, or (iv) violate any law, ordinance, rule, or regulation or any order of any court or agency.

                  (c) CONSULTANT NOT TO INCUR LIABILITIES. Consultant shall not incur any liability or obligation on the part of the Company without the prior written consent of the Company or represent to any third party that Consultant has the authority to incur any obligation on behalf of the Company. No employment or agency relationship is created by this Agreement and Consultant shall not act as or represent himself as an agent or Consultant of the Company.

                  (d) INDEPENDENT CONTRACTOR; WITHHOLDING. Consultant acknowledges that he is an independent contractor and that he is fully responsible for his own federal, state and local taxes, and estimated, withholding and employment taxes with respect thereto. Consultant acknowledges that compensation payments hereunder may be subject to withholding at the Company's' discretion.

         3. TERM. The term of this Agreement shall commence on the Effective Date hereof and shall continue for a term of two (2) years and thereafter, by mutual agreement of the parties.

         4. COMPENSATION. As full and complete compensation for his services to be rendered hereunder, the Company agrees to compensate Consultant as follows:

                  (a) WARRANT COMPENSATION. On the Effective Date, the Company will execute and deliver to the Consultant stock purchase warrants (the "Consulting Warrants") giving the Consultant the right upon exercise thereof to purchase 487,500 shares of the Company's Common Stock. The Consulting Warrants shall be exercisable upon issuance and shall expire five years after issuance by the Company and shall be in the form attached hereto as Exhibit A.
The exercise price of the Consulting Warrants shall be determined as follows:

                           (i) if, on or before March 1, 1999, the Company
consummates any of the following (a "Qualifying Corporate Transaction"):

                                    (a) a merger with the Park Group, Ltd. (the
"Proposed Park Group Merger").

                                    (b) another transaction ("Other
Transaction"), pursuant to which a class of equity securities of the Company or its successor becomes registered under Section 12 of the Securities Act of 1934, as amended (the "Exchange Act"), and the Company becomes obligated to file periodic reports under Section 13 of the Exchange Act.

then the exercise price per share shall be $4.0 million divided by the number of shares of the Company's common stock outstanding after completion of the Qualifying Corporate Transaction.

                           (ii) prior to the completion of a Qualifying
Corporate Transaction and, if a Qualifying Corporate Transaction is not consummated by March 1, 1999, then, after March 1, 1999, the exercise price shall be $1.00 per share.

         If the Company completes a Qualifying Corporate Transaction pursuant to which a class of equity securities of the Company or its successor becomes registered under Section 12 of the Exchange Act, and the Company becomes obligated to file periodic reports under Section 13 of the Exchange Act, then the Company will file a registration statement to register the resale of the shares of common stock issuable upon exercise of the Consulting Warrants, in accordance with the Consulting Warrant attached hereto as Exhibit A, on the earlier of (x) three months following the date of completion of the Qualifying Corporate Transaction, or (y) the first date on which the Company may file such a registration statement in accordance with all applicable State and Federal securities laws.

         If within one year from the date of this Agreement, the Company has not completed a Qualifying Corporate Transaction, then the Consultant and his assigns shall be entitled to receive (i) a special semi-annual dividend for a period of seven years or until the Company completes a Qualifying Corporate Transaction, whichever is earlier, consisting of their pro rata share of the Company's retained earnings as if the warrants received hereunder had been exercised prior to the date of such dividend, provided that the Consultant and his assigns shall apply all such dividends (up to the aggregate exercise price of the Consulting Warrants) to exercise the Consulting Warrants received hereunder in payment of the exercise price therefore, and (ii) semi-annual financial statements prepared by management and audited by the Company's independent accounting firm, consisting of an audited balance sheet, income statement, statement of cash flows, statement of changes in equity and notes thereto. Retained earnings, for the purpose of calculating the special dividend hereunder, will be calculated assuming that the Founders' individual annual compensation is capped at $125,000 per year.

                  (b) CASH COMPENSATION. If the Proposed Park Group Merger is consummated, the Company agrees to pay the Consultant a cash fee equal to $150,000. If in lieu of the Proposed Park Group Merger the Company completes another Qualifying Transaction, the Company will pay the Consultant a cash sum equal to 2% of the agreed upon post-combination valuation of the surviving entity. Any cash compensation payable hereunder shall be paid in three equal quarterly installments, with the first installment being due and payable on or before the last day of the calendar quarter in which the Company completes a Qualifying Corporate Transaction, and the second, third and fourth installments being due and payable on the last day of the second, third and fourth succeeding calendar quarters after the Company completes a Qualifying Corporate Transaction. At the Consultant's election, all or part of such cash compensation shall be paid to the Consultant in shares of the Company's Common Stock at a valuation of $1.00 per share. Any shares of Common Stock paid to the Consultant shall be registered for resale, along with the shares issuable upon exercise of the Consulting Warrants, in accordance with the terms set forth in paragraph (a) of this Section 4. (c)

                  (c) REIMBURSEMENT OF EXPENSES. The Company will promptly pay all of the Consultant's reasonable costs, fees and expenses in connection with the Consultant's services to the Company.

         6. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and sent by certified or registered mail, return receipt requested and shall be deemed to have been given when delivered to the address specified below, or to such other address as may be specified by any party by notice to the other parties.

         7. MODIFICATION AND WAIVER. This Agreement supersedes all prior discussions and agreements between Consultant and the Company with respect to the matters herein contained. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by writing signed by all of the parties hereto.

         8. COUNTERPARTS AND HEADINGS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The headings set out are for convenience or reference and shall not be deemed a part of this Agreement.

         9. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties, their heirs, executors, legal representatives, successors and assigns.

         10. SURVIVAL. The obligations of Consultant under Section 5 and 6 shall survive the termination of this Agreement for any reason.

         11. GOVERNING LAW. This Agreement shall be governed by, construed and interpreted under the laws of the State of New York.

         IN WITNESS WHEREOF, Consultant has hereunto set its hand and seal and SONUS COMMUNICATIONS has caused this Agreement to be executed by its duly authorized officers as of the day and year specified above.

                                  COMPANY:

                                  SONUS COMMUNICATIONS, INC.


                                   By: /s/ Charles W. Albo
                                      ------------------------------------------
                                       Charles W. Albo, Chief Executive Officer

                                   Address for notices for Company:
                                   60005 Greeley Blvd.
                                   Springfield, Virginia, GA 22152
                                   Attn: Chief Executive Officer


                                   CONSULTANT:

                                   L. FLOMENHAFT & CO., INC.


                                   By: /s/ Ted Flomenhaft
                                      ------------------------------------------
                                       Ted Flomenhaft, Vice President

                                   Address of Consultant:
                                   225 West 34th Street
                                   New York, N. Y.  10122

EXHIBIT 6.1(b)



THE PLACEMENT AGENT AGREEMENT IS ATTACHED AS EXHIBIT 3.1(b) AND INCORPORATED HEREIN BY REFERENCE

EXHIBIT 6.1(c)


                      EMPLOYMENT AND NON-COMPETE AGREEMENT

         THIS AGREEMENT entered into as of the 15th day of April, 1999, by and between SONUS COMMUNICATIONS, INC., a Virginia corporation ("EMPLOYER") and RICHARD D. ROSE ("EMPLOYEE").

         WHEREAS, Employer desires the Employee's employment with Employer and the Employee wishes to accept such employment, upon the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   Article 1.
                                   DEFINITIONS

         "AGREEMENT" means this Employment Agreement, as amended from time to time.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "COMPENSATION" means Salary and Employee Benefits and other compensation paid or to be paid hereunder.

         "BOARD OF DIRECTORS" means the board of directors of Employer.

         "CONFIDENTIAL INFORMATION" means (i) any and all trade secrets and other confidential or proprietary information (whether or not amounting to a trade secret or confidential information) concerning the business and affairs of Employer and its Affiliates and including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented), that is a trade secret within the meaning of any applicable state trade secret law; (ii) information concerning the business and affairs of Employer and its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for Employer containing or based on, in whole or in part, any information included in the foregoing.

         "DISABILITY" has the meaning set forth in SECTION 6.2.

         "EMPLOYEE BENEFITS" has the meaning set forth in SECTION 3.1(b).

         "EMPLOYMENT PERIOD" means the term of Employee's employment under this Agreement.

         "FOR CAUSE" means (i) Employee's incompetence, negligence, insubordination, misconduct in office, or breach of any representation, warranty, covenant or other obligation or term of this Agreement including, without limitation, the non-competition, confidentiality and non-solicitation provisions contained herein; PROVIDED, HOWEVER, that, prior to termination under this clause (i), Employer shall specify in reasonable detail the incompetence, gross negligence, misconduct or breach in a written notice to Employee and, in the event of a breach by Employee of a representation, warranty, covenant or other obligation or term of this Agreement, shall, before terminating Employee, provide Employee with 5 days to cure such breach to Employer's satisfaction;
(ii) Employee's conviction
of a crime involving a felony, fraud, embezzlement or the like; habitual insobriety; use of a controlled substance; or misappropriation of funds of Employer or the taking by Employee of any improper personal benefit; (iii) Employee's continued failure (on two or more occasions) to follow any reasonable policy of Employer to which similarly situated Employees are subject, after notice of such policy; (iv) upon Employer's reasonable determination that Employee's continuation in his position may be expected to result in serious harm or damage, or the material risk thereof, to the assets, business or worth of Employer; or (v) the appropriation (or attempted appropriation) of a material business opportunity of Employer.

         "FOR GOOD REASON" has the meaning set forth in SECTION 6.3.

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         "POST-EMPLOYMENT PERIOD" means (i) the period beginning on the date on which the Employment Period ends and ending on the first anniversary of such date; PROVIDED, HOWEVER, that if the Employment Period ends For Good Reason, then there shall be no Post-Employment Period.

         "PROPRIETARY ITEMS" has the meaning set forth in SECTION 7.1(d).

         "SALARY" has the meaning set forth in SECTION 3.1(a).

         "TERM" has the meaning set forth in SECTION 2.2 below.

                                   Article 2.
                           EMPLOYMENT TERMS AND DUTIES

         2.1 EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

         2.2 TERM. Subject to the provisions of ARTICLE 6, the term of Employee's employment under this Agreement will be one year, beginning on the date hereof and ending on April 15, 2000, subject to one-year renewal terms upon mutual agreement of the parties (the "Term").

         2.3 DUTIES. Employee will have such duties as are assigned or delegated to Employee by the Board of Directors which Employee acknowledges shall include, without limitation, budgeting, forecasting, management of finances, supervision and oversight of auditors and accountants, general bookkeeping, assisting in the preparation of financials and periodic reports and other activities incident to Employee's position as Chief Financial Officer and Treasurer of Employer. Employee will serve as the Chief Financial Officer of the Employer and of Sonus Communication Holdings, Inc., a Delaware corporation ("Holdings") during the term. Employee will devote his entire business time, attention, skill, and energy exclusively to the business of Employer, will use his best efforts to promote the success of Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of Employer. Nothing in this SECTION 2.3, however, will prevent Employee from engaging in additional activities in connection with personal investments, business and community affairs that are not inconsistent with Employee's duties under this Agreement.

                                   Article 3.
                                  COMPENSATION

         3.1      BASIC COMPENSATION.

         (a) BASE SALARY. Employee will be paid an annual salary of $84,000, payable in accordance with Employer's usual compensation schedule and practices, but not less frequently than monthly, during the Term. The Salary will be reviewed by the Board of Directors from time to time, and may be adjusted upward or downward in the sole discretion of the Board of Directors, but in no event will the Salary be less than $84,000 per year. In addition to the base salary, Employee shall be entitled, on December 31, 1999 provided Employee remains employed by Employer and is not in default or breach of this Agreement, to additional cash compensation in an amount equal to $31,000. In addition to the cash compensation provided hereunder, Employee shall be entitled to receive, upon the execution and delivery of this Agreement, five-year warrants to purchase 75,000 shares of common stock of Employer, par value $.0001 per share ("Common Stock"), at $1.00 per share. 15,000 of such warrants shall vest immediately upon issuance, and the remainder shall vest in equal installments of 10,000 warrants each, on each six month anniversary of this Agreement during the three year period beginning on the date of this Agreement and ending three years from the date hereof; PROVIDED, HOWEVER, that in the event of a change of control of Employer (as "control" is defined pursuant to Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), all such warrants shall vest immediately upon such change in control; PROVIDED, FURTHER, that a change in control shall not be deemed to have occurred by virtue of the issuance of additional shares of Common Stock in connection with one or more financings of the Company, whether involving a public offering or otherwise.

         (b) EMPLOYEE BENEFITS. During the Employment Period, Employee will be permitted to participate in such pension, health, profit sharing, savings and retirement and other employee benefit plans, practices, policies and programs applicable generally to similarly situated senior management employees of Employer, if any (collectively, the "EMPLOYEE BENEFITS").

                                   Article 4.
                             FACILITIES AND EXPENSES

         For the Employment Period, Employee shall be provided office and conference room space, furniture, fixtures, miscellaneous office equipment (including phones, faxes, computers, and copy machines). Employee shall be entitled to reimbursement of reasonable expenses actually incurred by the Employee in connection with Employee's pursuit of his duties under this Agreement, provided, however, that Employee shall provide the Employer with all documentation thereof reasonably requested by it.

                                   Article 5.
                             VACATIONS AND HOLIDAYS

         Employee will be entitled to three (3) weeks' paid vacation during the first six full months of this Agreement, in accordance with the vacation policies of Employer in effect for its senior executive officers from time to time. Employee will also be entitled to the paid holidays and other paid leave set forth in Employer's policies. Vacation requests shall be cleared by the Board of Directors. Vacation days and holidays during any Fiscal Year that are not used by Employee during such Fiscal Year may not be used in any subsequent Fiscal Year.

                                   Article 6.
                                   TERMINATION

         6.1 EVENTS OF TERMINATION. Except as otherwise provided in this ARTICLE 6, the Employment Period, Employee's Compensation, and any and all other rights of Employee under this Agreement or otherwise as an employee of Employer will terminate:

         (a) immediately upon the death of Employee;

         (b) upon the Disability of Employee immediately upon notice from either party to the other;

         (c) immediately upon a termination of the Employment Period by Employer For Cause, or

         (d) upon a termination of the Employment Period by Employee, upon not less than thirty days' prior notice from Employee to Employer.

         6.2 DEFINITION OF DISABILITY. For purposes of SECTION 6.1, Employee will be deemed to have a "Disability" if, for physical or mental reasons, Employee is unable to perform Employee's duties under this Agreement for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period, as determined in accordance with this SECTION 6.2. The Disability of Employee will be determined by a medical doctor selected by written agreement of Employer and Employee upon the request of either party by notice to the other. If Employer and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Employee has a Disability. The determination of the medical doctor selected under this SECTION 6.2 will be binding on both parties. Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this SECTION 6.2, and Employee hereby authorizes the disclosure and release to Employer of such determination and all supporting medical records. If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead, under this SECTION 6.2, for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure, required under this
SECTION 6.2.

         6.3 DEFINITION OF FOR GOOD REASON. For purposes of this Agreement, the phrase "For Good Reason" means Employer's material and continuing breach of this Agreement.

         6.4 BENEFITS. Except as otherwise provided in this Agreement, Employee's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of the Employment Period, and Employee will be entitled to accrued benefits pursuant to such plans only as provided in such plans. Employee will receive, as his termination pay, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

                                   Article 7.
                             AGREEMENTS OF EMPLOYEE

         In consideration of the compensation and benefits to be paid or provided to Employee by Employer under this Agreement, Employee covenants as follows:

         7.1      CONFIDENTIALITY.

         (a) Subject to SECTION 7.1(b), Employee agrees and acknowledges that through the nature of his work, he will have access to and will acquire information and knowledge concerning the business and operations of Employer and its Affiliates including, without limitation, the Confidential Information. Employee acknowledges that all such Confidential Information is the property of Employer and its Affiliates solely and constitutes valuable, proprietary and confidential information of Employer and its Affiliates; that the disclosure thereof would cause substantial loss to the goodwill of Employer and its Affiliates; that disclosure thereof to Employee is being made only because of the position of trust and confidence which he will occupy and because of his agreement to the restrictions herein contained. Employee shall not, at any time, divulge, disseminate, disclose or communicate to any Person any Confidential Information, which information Employee shall hold during such period in trust in a fiduciary capacity for the sole benefit of Employer, its Affiliates, and their successors and assigns.

         (b) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates (i) was or became generally available to the public other than as a result of a disclosure by Employee; (ii) is information that has been explicitly approved for public release by Employer or an Affiliate thereof; (iii) is disclosed pursuant to a valid and enforceable subpoena of a court or governmental agency of competent jurisdiction, provided that Employee shall first have given Employer reasonable opportunity to seek a confidentiality order or other confidential treatment of such Confidential Information; (iv) is disclosed to third parties by Employer without restrictions as to confidentiality; or (v) is received from a third party whose disclosure would not violate any confidentiality obligation, direct or indirect, express or implied.

         (c) Employee will not remove from Employer's premises (except to the extent such removal is for purposes of the performance of Employee's duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "PROPRIETARY ITEMS"). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Employer. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Employee will return to Employer all of the Proprietary Items in

Employee's possession or subject to Employee's control, and Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         7.2 DISPUTES OR CONTROVERSIES. Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. Employee and Employer will use their best efforts to cause all pleadings, documents, testimony, and records relating to any such adjudication to be maintained in secrecy and to make the same available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

                                   Article 8.
                              RESTRICTIVE COVENANTS

         8.1 ACKNOWLEDGMENTS BY EMPLOYEE. Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) Employer's business is national in scope and its products are marketed throughout the United States;
(c) Employer competes with other businesses that are or could be located in any part of the United States; (d) Employer has required that Employee make the covenants set forth in this ARTICLE 8 as a condition to Employer's employment of employee; and (e) the geographic boundaries, scope of prohibited activities, and time duration of the provisions of this ARTICLE 8 are reasonable, are no broader than are necessary to protect the business interests of Employer and its Affiliates and are not oppressive and do not and will not impose any unreasonable burden on Employee.

         8.2 COVENANTS OF EMPLOYEE. In consideration of the acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Employer, Employee covenants that he will not, directly or indirectly:

         (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee's name or any similar name to, lend Employee's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Employer:

                  (i) anywhere within the United States;

                  (ii) anywhere in Virginia, Washington, D.C. or Maryland;

                  (iii) anywhere within 50 miles of any location where Employer does business including, without limitation, Georgia, China or Pakistan;

                  (iv) anywhere within 100 miles of any physical location owned, leased or operated by Employer;

                  (v) anywhere within 50 miles of any physical location owned, leased or operated by Employer;

PROVIDED, HOWEVER, that (a) Employee may purchase or otherwise acquire up to (but not more than) 4.99 percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and (B) this provision shall not require Employee to sell, transfer, assign or otherwise divest any interest owned by him prior to the date of this Agreement;

         (b) whether for Employee's own account or for the account of any other Person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by Employer, from any Person known by Employee to be a customer of Employer, whether or not Employee had personal contact with such person during and by reason of Employee's employment with Employer;

         (c) whether for Employee's own account or the account of any other Person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is an employee of Employer or in any manner induce or attempt to induce any employee of Employer to terminate his employment with Employer; or (ii) at any time during the Employment Period and during the Post-Employment Period, interfere with Employer's relationship with any Person, including any Person who at any time during the Employment Period was an employee, contractor, supplier, or customer of Employer; or

         (d) at any time during the Employment Period and during the Post-Employment Period, disparage Employer or any of its shareholders, directors, officers, employees, or agents.

         8.3 RETURN OF MATERIALS. When Employee ceases to be an employee of Employer, Employee promptly shall deliver to Employer all documents, memoranda, records, notes, and other materials in his possession, whether prepared by him or others, and all copies thereof, that contain any Confidential Information, and Employee shall have no further rights therein.

                                   Article 9.
                                  MISCELLANEOUS

         9.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. Employee acknowledges that the injury that would be suffered by Employer as a result of a breach of the provisions of this Agreement (including any provision of ARTICLE 7 or ARTICLE 8) would be irreparable and that an award of monetary damages to Employer for such a breach would be an inadequate remedy. Consequently, Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief. Without limiting Employer's rights under this ARTICLE 9 or any other remedies of Employer, if Employee breaches any of the provisions of ARTICLE 7 or ARTICLE 8, Employer will have the right to cease making any payments otherwise due to Employee under this Agreement.

         9.2 COVENANTS OF ARTICLE 7 AND ARTICLE 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants by Employee in ARTICLE 7 and ARTICLE 8 are essential elements of this Agreement, Employer would not have entered into this Agreement or employed or continued the employment of Employee. The Company and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer. Employee's covenants in ARTICLE 7 and ARTICLE 8 are independent covenants and the existence of any claim by Employee against Employer under this Agreement or otherwise, or against the Buyer, will not excuse Employee's breach of any covenant in ARTICLE 7 or ARTICLE 8. Except as otherwise stated herein, if Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Employee in ARTICLE 7 and ARTICLE 8.

         9.3 REPRESENTATIONS AND WARRANTIES BY EMPLOYEE. Employee represents and warrants to Employer that the execution and delivery by Employee of this Agreement does not, and the performance by Employee of Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

         9.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         9.5 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, provided, however, that this Agreement may be assigned by Employer only with the prior written consent of Employee, which consent shall not be unreasonably withheld. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

         9.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by telecopier or by national overnight delivery service, and addressed to the intended recipient as set forth below:


         If to Employee:

         Richard D. Rose

         -------------------
         -------------------
         -------------------

                                             With a Copy to:
         If to Employer
                                             Cecil E. Martin, III, Esquire
         Sonus Communications, Inc.          McGuire, Woods, Battle & Boothe LLP
         c/o Chairman of the Board           Seven Saint Paul Street
         1600 Wilson Blvd.                   Baltimore, Maryland 21202-1626
         Suite 1008
         Arlington, Virginia 22201


Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof (a) if sent by registered or certified mail, on the earlier of the second day following the day on which it is posted or the date of its receipt by the party to be notified, (b) if sent by telecopier, the day actually received as evidenced by a written receipt of transmission and (c) if sent by overnight delivery service, the day after such notice has been delivered by the party to said service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         9.8 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         9.9 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         9.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         9.12 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. To the extent not resolved by binding arbitration pursuant to Section 9.13 below, each of the parties submits to the jurisdiction of any state or federal court sitting in Fairfax, Virginia, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

         9.13 BINDING ARBITRATION. Any controversy, dispute or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, and regardless of the amount of any claim or counterclaim, shall be settled, at the request of any party to this Agreement, by final and binding arbitration conducted at a location in Fairfax, Virginia (the "Arbitration") determined by an arbitrator (the "Arbitrator") selected and designated by the American Arbitration Association ("AAA"), administered by and in accordance with the then existing Expedited Procedures (the "Expedited Procedures") under the Commercial Arbitration Rules of the AAA, and judgment upon any award rendered by the Arbitrator may be entered by any state or federal court having jurisdiction thereof. By executing this Agreement, the parties hereto expressly agree that the Expedited Procedures under the Commercial Arbitration Rules of the AAA shall govern any arbitration proceeding, and the parties expressly waive any and all challenges to the administration of Arbitration pursuant to the Expedited Procedures.

            [The remainder of this page is intentionally left blank]

                                   **********

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and date first above written.



                                                 EMPLOYER:

                                                 SONUS COMMUNICATIONS, INC.



                                                 By: /s/ W. Todd Coffin
                                                    ----------------------------
                                                     Name:  W. Todd Coffin
                                                     Title:  President


                                                 EMPLOYEE:


                                                 Richard D. Rose
                                                 -------------------------------
                                                 Richard D. Rose

                                                                  Exhibit 6.1(f)

                      CONSULTING AND NON-COMPETE AGREEMENT

         THIS AGREEMENT entered into as of the 15th day of April, 1999, by and between SONUS COMMUNICATIONS, INC., a Virginia corporation ("SONUS"), COFFIN & SONS, INC. ("CONSULTANT") and W. TODD COFFIN ("CONSULTANT REPRESENTATIVE").

         WHEREAS, Sonus desires the Consultant's engagement with Sonus and the Consultant wishes to accept such engagement, upon the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         "AGREEMENT" means this Consulting and Non-Compete Agreement, as amended from time to time.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "BOARD OF DIRECTORS" means the board of directors of Sonus.

         "CONFIDENTIAL INFORMATION" means (i) any and all trade secrets and other confidential or proprietary information (whether or not amounting to a trade secret or confidential information) concerning the business and affairs of Sonus and its Affiliates and including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented), that is a trade secret within the meaning of any applicable state trade secret law; (ii) information concerning the business and affairs of Sonus and its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and (iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for Sonus containing or based on, in whole or in part, any information included in the foregoing.

         "CASH CONSULTING FEE" has the meaning set forth in SECTION 3.1(A).

         "CONSULTING FEE" means the Cash Consulting Fee and the right hereunder to receive shares of common stock of Sonus Communication Holdings, Inc., a Delaware corporation ("Holdings").

         "CONSULTING PERIOD" means the term of Consultant's engagement under this Agreement.

         "DISABILITY" has the meaning set forth in SECTION 6.2.

         "FOR CAUSE" means (i) Consultant's or Consultant Representative's incompetence, negligence, insubordination, misconduct in office, or breach of any representation, warranty, covenant or other obligation or term of this Agreement including, without limitation, the non-competition, confidentiality and non-solicitation provisions contained herein; PROVIDED, HOWEVER, that, prior to termination under this clause (i), Sonus shall specify in reasonable detail the incompetence, gross negligence, misconduct or breach in a written notice to Consultant and, in the event of a breach by Consultant of a representation, warranty, covenant or other obligation or term of this Agreement, shall, before terminating Consultant, provide Consultant with 5 days to cure such breach to Sonus's satisfaction; (ii) Consultant's or Consultant Representative's conviction of a crime involving a felony, fraud, embezzlement or the like; habitual insobriety; use of a controlled substance;

or misappropriation of funds of Sonus or the taking by Consultant or Consultant Representative of any improper personal benefit; (iii) Consultant's or Consultant Representative's continued failure (on two or more occasions) to follow any reasonable policy of Sonus to which it is subject, after notice of such policy; (iv) upon Sonus's reasonable determination that Consultant's or Consultant Representative's continuation in his position may be expected to result in serious harm or damage, or the material risk thereof, to the assets, business or worth of Sonus; (v) the appropriation (or attempted appropriation) of a material business opportunity of Sonus, or (vi) the failure by Consultant to make the Consultant Representative available for performance hereunder in accordance with the terms hereof.

         "FOR GOOD REASON" has the meaning set forth in SECTION 6.3.

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         "POST-CONSULTING PERIOD" means (i) the period beginning on the date on which the Consulting Period ends and ending on the first anniversary of such date; PROVIDED, HOWEVER, that if the Consulting Period ends For Good Reason, then there shall be no Post-Consulting Period.

         "PROPRIETARY ITEMS" has the meaning set forth in SECTION 7.1(D).

         "TERM" has the meaning set forth in SECTION 2.2 below.

                                   ARTICLE 2.
                           CONSULTING TERM AND DUTIES

         2.1 ENGAGEMENT. Sonus hereby engages Consultant, and Consultant hereby accepts the engagement by Sonus, upon the terms and conditions set forth in this Agreement.

         2.2 TERM. Subject to the provisions of ARTICLE 6, the term of Consultant's engagement under this Agreement will be six months and 15 days, beginning on the date hereof and ending on October 31, 1999, subject to one-year renewal terms upon mutual agreement of the parties (the "Term").

         2.3 DUTIES. Consultant shall provide the services of Consultant Representative to perform its duties and obligations hereunder. Consulting Representative shall perform such duties as are assigned or delegated to Consultant by the Board of Directors, which Consultant and Consultant Representative acknowledge shall include, without limitation, representing Sonus with investors and within the investment community, coordinating budgeting and financial planning activities, overseeing new business development activities, and being responsible for the profitability and cash flow management of Sonus. Consultant Representative has agreed to serve as the Chief Executive Officer of the Sonus and of Holdings during the term of this Consulting Agreement. During the term, Consultant will ensure that Consultant Representative will devote his entire business time, attention, skill, and energy exclusively to the business of Sonus, will use his best efforts to promote the success of Sonus's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of Sonus. Nothing in this SECTION 2.3, however, will prevent Consultant from engaging in additional activities in connection with personal investments, business and community affairs that are not inconsistent with Consultant's duties under this Agreement.

         2.4 BOARD REPRESENTATION. Consultant will serve as a director of Sonus and Holdings during the Consulting Period. Consultant will fulfill his duties as such director without additional compensation except as may be provided to other similarly situated directors of Sonus and Holdings.

                                   ARTICLE 3.
                                  COMPENSATION

         Consultant will be paid a monthly consulting fee of $10,000, payable on the 1st and 15th day of each month during the Term (the "Cash Consulting Fee"). Payment shall commence on the later of May 1, 1999 or the date on which Sonus receives the proceeds from that certain bridge loan to be entered into between the Sonus and certain investors; provided, however, that one-fifth of Consultant's Cash Consulting Fee ($2,000) shall be deferred until the successful completion of the next equity financing (private placement of shares of common stock) conducted by the Sonus after May 15, 1999. In addition to the cash compensation set forth above, Consultant shall be entitled to receive (i) 50,000 shares of Holdings upon signing of this employment agreement; (i) 50,000 shares upon the successful completion of the next private placement of equity in an amount in excess of $1,000,000 at a price per share of at least $1.50; (iii) 50,000 shares following the closing of such private placement if the shares issued in such private placement are successfully registered and the stock trades at or above $3.00 per share for 20 consecutive trading days; and (iv) in the event Sonus and Consultant choose not to renew the Term of this Agreement, 50,000 shares following the installation of a CEO identified and recruited by Consultant and acceptable to the Company.


                                   ARTICLE 4.
                             FACILITIES AND EXPENSES

         For the Consulting Period, the Consultant Representative shall be provided office and conference room space, furniture, fixtures, miscellaneous office equipment (including phones, faxes, computers, and copy machines). Consultant shall be entitled to reimbursement of reasonable expenses actually incurred by the Consultant in connection with Consultant's pursuit of its duties under this Agreement, provided, however, that Consultant shall provide the Sonus with all documentation thereof reasonably requested by it.

                                   ARTICLE 5.
                                   TERMINATION

         5.1 EVENTS OF TERMINATION. Except as otherwise provided in this ARTICLE 5, the Consulting Period, Consultant's Consulting Fee, and any and all other rights of Consultant under this Agreement or otherwise as an Consultant of Sonus will terminate:

         (a) immediately upon the death of Consultant Representative;

         (b) upon the Disability of Consultant Representative immediately upon notice from either party to the other;

         (c) immediately upon a termination of the Consulting Period by Sonus For Cause, or

         (d) upon a termination of the Consulting Period by Consultant, upon not less than thirty days' prior notice from Consultant to Sonus.

         5.2 DEFINITION OF DISABILITY. For purposes of SECTION 5.1, Consultant Representative will be deemed to have a "Disability" if, for physical or mental reasons, Consultant Representative is unable to perform Consultant's duties under this Agreement for one hundred twenty (60) consecutive days, or one hundred eighty 90) days during any twelve (12) month period, as determined in accordance with this SECTION 5.2. The Disability of Consultant Representative will be determined by a medical doctor selected by written agreement of Sonus and Consultant upon the request of either party by notice to the other. If Sonus and Consultant cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Consultant has a Disability. The determination of the medical doctor selected under this SECTION 5.2 will be binding on both parties. Consultant must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this SECTION 5.2, and Consultant hereby authorizes the disclosure and release to Sonus of such determination and all supporting medical records.

         6.3 DEFINITION OF FOR GOOD REASON. For purposes of this Agreement, the phrase "For Good Reason" means Sonus's material and continuing breach of this Consulting Agreement.

                                   ARTICLE 6.
                            AGREEMENTS OF CONSULTANT

         In consideration of the consulting fee to be paid or provided to Consultant by Sonus under this Agreement, Consultant and Consultant Representative covenant as follows:

         6.1      CONFIDENTIALITY.

         (a) Subject to SECTION 6.1(B), Consultant (which, for the purposes of
Article 6 and 7 of this Consulting Agreement, shall include Consultant and Consulting Representative, and their respective employees, agents, principals, officers, directors, representatives and affiliates) agrees and acknowledges that through the nature of its work, it will have access to and will acquire information and knowledge concerning the business and operations of Sonus and its Affiliates including, without limitation, the Confidential Information. Consultant acknowledges that all such Confidential Information is the property of Sonus and its Affiliates solely and constitutes valuable, proprietary and confidential information of Sonus and its Affiliates; that the disclosure thereof would cause substantial loss to the goodwill of Sonus and its Affiliates; that disclosure thereof to Consultant is being made only because of the position of trust and confidence which he will occupy and because of his agreement to the restrictions herein contained. Consultant shall not, at any time, divulge, disseminate, disclose or communicate to any Person any Confidential Information, which information Consultant shall hold during such period in trust in a fiduciary capacity for the sole benefit of Sonus, its Affiliates, and their successors and assigns.

         (b) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Consultant demonstrates (i) was or became generally available to the public other than as a result of a disclosure by Consultant; (ii) is information that has been explicitly approved for public release by Sonus or an Affiliate thereof; (iii) is disclosed pursuant to a valid and enforceable subpoena of a court or governmental agency of competent jurisdiction, provided that Consultant shall first have given Sonus reasonable opportunity to seek a confidentiality order or other confidential treatment of such Confidential Information; (iv) is disclosed to third parties by Sonus without restrictions as to confidentiality; or (v) is received from a third party whose disclosure would not violate any confidentiality obligation, direct or indirect, express or implied.

         (c) Consultant will not remove from Sonus's premises (except to the extent such removal is for purposes of the performance of Consultant's duties at home or while traveling, or except as otherwise specifically authorized by Sonus) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "PROPRIETARY ITEMS"). Consultant recognizes that, as between Sonus and Consultant, all of the Proprietary Items, whether or not developed by Consultant, are the exclusive property of Sonus. Upon termination of this Agreement by either party, or upon the request of Sonus during the Consulting Period, Consultant will return to Sonus all of the Proprietary Items in Consultant's possession or subject to Consultant's control, and Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         6.2 WITHHOLDING AND TAXES. Consultant and Consultant Representative agree to pay all withholding, self-employment and other taxes arising out of the payment by Sonus to Consultant of the Consulting Fee when and as required by applicable law, and agree to indemnify Sonus and its Affiliates for and hold them harmless against any and all losses, penalties, costs, expenses, fees (including reasonable attorneys' fees) and damages arising out of or in connection with any failure to so do.

         6.3 DISPUTES OR CONTROVERSIES. Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. Consultant and Sonus will use their best efforts to cause all pleadings, documents, testimony, and records relating to any such adjudication to be maintained in secrecy and to make the same available for inspection by Sonus, Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

                                   ARTICLE 7.
                              RESTRICTIVE COVENANTS

         7.1 ACKNOWLEDGMENTS BY CONSULTANT. Consultant acknowledges that: (a) the services to be performed by it under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) Sonus's business is national in scope and its products are marketed throughout the United States;
(c) Sonus competes with other businesses that are or could be located in any part of the United States; (d) Sonus has required that Consultant make the covenants set forth in this ARTICLE 7 as a condition to Sonus's engagement of Consultant; and (e) the geographic boundaries, scope of prohibited activities, and time duration of the provisions of this ARTICLE 7 are reasonable, are no broader than are necessary to protect the business interests of Sonus and its Affiliates and are not oppressive and do not and will not impose any unreasonable burden on Consultant.

         7.2 COVENANTS OF CONSULTANT. In consideration of the acknowledgments by Consultant, and in consideration of the consulting fee to be paid or provided to Consultant by Sonus, Consultant covenants that he will not, directly or indirectly:

         (a) during the Consulting Period, except in the course of his employment hereunder, and during the Post-Consulting Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Consultant's name or any similar name to, lend Consultant's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Sonus:

                  (i) anywhere within the United States;

                  (ii) anywhere in the world where Sonus does business including, without limitation, the Republic of Georgia, China or Pakistan;

                  (iii) anywhere within 100 miles of any physical location owned, leased or operated by Sonus;

                  (iv) anywhere within 50 miles of any physical location owned, leased or operated by Sonus;

                  (v) anywhere within 100 miles of Sellers' place of business;
and

                  (vi) anywhere within 50 miles of Sellers' place of business.

         PROVIDED, HOWEVER, that (A) Consultant may purchase or otherwise acquire up to (but not more than) 4.99 percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and (B) this provision shall not require Consultant to sell, transfer, assign or otherwise divest any interest owned by him prior to the date of this Agreement;

         (b) whether for Consultant's own account or for the account of any other Person, at any time during the Consulting Period and the Post-Consulting Period, solicit business of the same or similar type being carried on by Sonus, from any Person known by Consultant to be a customer of Sonus, whether or not Consultant had personal contact with such person during and by reason of Consultant's employment with Sonus;

         (c) whether for Consultant's own account or the account of any other Person (i) at any time during the Consulting Period and the Post-Consulting Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is an employee of Sonus or in any manner induce or attempt to induce any employee of Sonus to terminate his or her employment with Sonus; or (ii) at any time during the Consulting Period and during the Post-Consulting Period, interfere with Sonus's relationship with any Person, including any Person who at any time during the Consulting Period was an employee, contractor, supplier, or customer of Sonus; or

         (d) at any time during the Consulting Period and during the Post-Consulting Period, disparage Sonus or any of its shareholders, directors, officers, employees or agents.

         7.3 RETURN OF MATERIALS. When Consultant ceases to be a consultant of Sonus, Consultant promptly shall deliver to Sonus all documents, memoranda, records, notes, and other materials in his possession, whether prepared by him or others, and all copies thereof, that contain any Confidential Information, and Consultant shall have no further rights therein.

                                   ARTICLE 8.
                                  MISCELLANEOUS

         8.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. Consultant and Consultant Representative acknowledge that the injury that would be suffered by Sonus as a result of a breach of the provisions of this Agreement (including any provision of ARTICLE 6 or ARTICLE 7) would be irreparable and that an award of monetary damages to Sonus for such a breach would be an inadequate remedy. Consequently, Sonus will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Sonus will not be obligated to post bond or other security in seeking such relief. Without limiting Sonus's rights under this ARTICLE 8 or any other remedies of Sonus, if Consultant or Consultant Representative breaches any of the provisions of ARTICLE 6 or ARTICLE 7, Sonus will have the right to cease making all consulting and other payments otherwise due to Consultant under this Agreement.

         8.2 COVENANTS OF ARTICLE 6 AND ARTICLE 7 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants by Consultant and Consultant Representative in ARTICLE 6 and ARTICLE 7 are essential elements of this Agreement, Sonus would not have entered into this Agreement or engaged or continued the engagement of Consultant. The Company and Consultant have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Sonus. Consultant's and Consultant Representative's covenants in ARTICLE 6 and ARTICLE 7 are independent covenants and the existence of any claim by Consultant or Consultant Representative against Sonus under this Agreement or otherwise, or against the Buyer, will not excuse Consultant's or Consultant Representative's breach of any covenant in
ARTICLE 6 or ARTICLE 7. Except as otherwise stated herein, if Consultant's engagement hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Consultant and Consultant Representative in ARTICLE 6 and
ARTICLE 7.

         8.3 REPRESENTATIONS AND WARRANTIES BY CONSULTANT AND CONSULTANT REPRESENTATIVE. Consultant and Consultant Representative represents and warrants to Sonus that the execution and delivery by Consultant and Consultant Representative of this Agreement does not, and the performance by Consultant and Consultant Representative of Consultant's and Consultant Representative's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Consultant or Consultant Representative; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Consultant or Consultant Representative is a party or by which Consultant or Consultant Representative is or may be bound.

         8.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         8.5 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, provided, however, that this Agreement may be assigned by Sonus only with the prior written consent of Consultant, which consent

                                  Schedule A-1
shall not be unreasonably withheld. The duties and covenants of Consultant and Consultant Representative under this Agreement may not be delegated or assigned.

         8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, by telecopier or by national overnight delivery service, and addressed to the intended recipient as set forth below:

IF TO CONSULTANT:

William Todd Coffin
1600 Wilson Blvd.
Suite 1008
Alexandria, VA 22201

IF TO SONUS                               WITH A COPY TO:

Sonus Communications, Inc.                Cecil E. Martin, III, Esquire
c/o Chairman of the Board                 Seven Saint Paul Street
6005 Greeley Blvd.                        Baltimore, Maryland 21202-1626
Springfield, Virginia 22152

Any notice given in the manner aforesaid shall be deemed to have been served, and shall be effective for all purposes hereof (a) if sent by registered or certified mail, on the earlier of the second day following the day on which it is posted or the date of its receipt by the party to be notified, (b) if sent by telecopier, the day actually received as evidenced by a written receipt of transmission and (c) if sent by overnight delivery service, the day after such notice has been delivered by the party to said service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         8.8 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         8.9 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         8.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         8.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                  Schedule A-2

         8.12 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. To the extent not resolved by binding arbitration pursuant to Section 8.13 below, each of the parties submits to the jurisdiction of any state or federal court sitting in Alexandria or Arlington, Virginia, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

         8.13 BINDING ARBITRATION. Any controversy, dispute or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, and regardless of the amount of any claim or counterclaim, shall be settled, at the request of any party to this Agreement, by final and binding arbitration conducted at a location in Arlington, Virginia (the "Arbitration") determined by an arbitrator (the "Arbitrator") selected and designated by the American Arbitration Association ("AAA"), administered by and in accordance with the then existing Expedited Procedures (the "Expedited Procedures") under the Commercial Arbitration Rules of the AAA, and judgment upon any award rendered by the Arbitrator may be entered by any state or federal court having jurisdiction thereof. By executing this Agreement, the parties hereto expressly agree that the Expedited Procedures under the Commercial Arbitration Rules of the AAA shall govern any arbitration proceeding, and the parties expressly waive any and all challenges to the administration of Arbitration pursuant to the Expedited Procedures.

            [The remainder of this page is intentionally left blank]

                                   **********

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and date first above written.


                                    SONUS:

                                    SONUS COMMUNICATIONS, INC.



                                    By: /s/ CHARLES W. ALBO
                                       ----------------------------------------
                                    Name:   Charles W. Albo
                                    Title:  Executive Vice President


                                    CONSULTANT:

                                    COFFIN & SONS, INC.


                                    /s/ WILLIAM TODD COFFIN
                                    -------------------------------------------
                                    William Todd Coffin, President


                                    /s/ WILLIAM TODD COFFIN
                                    -------------------------------------------
                                    William Todd Coffin


                                  Schedule A-3

Exhibit 6.1(d)

                                  AGREEMENT

SENSE OF WORK: Hudson Capital Advisors will undertake the following on behalf of Sonus.

ASSIGNMENT (R.H. COFFIN)

Mr. Raleigh Coffin, Managing Partner of HCA will provide part-time services to Sonus as a consultant for a minimum of a three-month period beginning April 15, 1999. During that time, working with Sonus Management, he will:

1)  Develop the definitive strategy for Sonus going forward.

2) Complete a comprehensive Business Plan with the full cooperation of Sonus personnel, including:

    - 3 year P&L projections
    - Year 1 fiscal budget
    - Marketing Plan
    - Product advantages vs. competition
    - Technical section
    - Manpower plan

3) Once the Business Plan is accepted by Sonus Board/Management, develop this into a Private Placement Memorandum, for the next round of financing.

4) Prepare a compelling "roadshow" in PowerPoint to present to the financial community.

5) Assist in other matters such as Management and Board Selection, institutional contacts, strategic client/partner introductions and the development and inculcation of Management Controls in the areas of finance, technology, equipment deployment and capital planning. These elements should come together into a Cash Plan, a key management tool going forward.

6)  Special Assignment such as providing:

    - Board Membership
    - Executive search
    - Fund Raising
    - Strategic Partnering
    - Buyout candidates

    Are outside the preview of this agreement and are separately negotiable.

COMPENSATION (R.H. COFFIN)
--------------------------

Effective April 15, 1999, Mr. Raleigh Coffin will be paid $10,000 per month in advance, half of which will be deferred until the next round of finance is completed. In addition pre-authorized out-of-pocket expenses will be reimbursed.

Mr. (R.H.) Coffin will receive a two year common stock option grant effective April 15, 1999 as a strike price not to exceed $1.00 per share for a total of 100,000 shares vesting as follows:

1.  25,000 shares vesting immediately upon the signing of this agreement.
2. 25,000 shares upon the successful completion of the PPM including the Business Plan.
3.  25,000 shares upon the successful completion of the offering.
4. 25,000 shares when the stock publicly trades at $3.00 per share for at least 20 consecutive days.

It is assumed that at least two rounds of financing will be required to reach #4 above indicating considerable dilution will be experienced.

Agreed to by:


/s/ W. Todd Coffin                         /s/ Ralston H. Coffin
-----------------------------------        -----------------------------------
W. Todd Coffin               Date          Ralston H. Coffin            Date
CEO & Director                             Managing Partner
Somus Communications, Inc.                 Hudson Capital Advisors

EXHIBIT 6.1 (e)


THE 10% CONVERTIBLE DEBENTURES ATTACHED AS EXHIBIT 3.1(d) ARE INCORPORATED HEREIN BY REFERENCE









                                       1